SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2003

LANCER CORPORATION

(Exact name of registrant as specified in its charter)

Texas	0-13875	74-1591073
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6655 Lancer Blvd., San Antonio, Texas		78219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 310-7000

ITEM 5. OTHER EVENTS.

Lancer is filing in the Exhibits to this Form 8-K financial and other information that would typically be filed in a quarterly report on Form 10-Q.  The Company is filing this information as an Exhibit to this 8-K rather than in a Form 10-Q.  KPMG LLP, the Company’s independent accountants, has advised Lancer that, until the previously announced ongoing Audit Committee investigation is complete and KPMG has an opportunity to review the completeness of the findings and the conclusions therein, it will be unable to complete its review of the Company’s consolidated financial statements for the second and third quarters of 2003.

The interim financial statements contained in a Form 10-Q are required to have been reviewed under Statement of Auditing Standards 100 (“SAS 100”) by an independent public accountant pursuant to Rule 10-01(d) of the Securities and Exchange Commission’s Regulation S-X.

The Company has therefore determined to file financial and other information for the second and third quarters without the SAS 100 reviews having been completed. The Company is making this filing on Form 8-K in order to provide information to the investing public about the second and third quarters while the investigation continues.

The Company intends to file Form 10-Qs for the second and third quarters when the SAS 100 reviews have been completed. The Company recognizes that the information contained in this Form 8-K does not make the Company current in its filing requirements with the Securities and Exchange Commission. Additionally, the Company notes that findings of the investigation and the subsequent SAS 100 reviews could result in changes to the information contained in the Exhibits to this Form 8-K.

The Company has not included any disclosure relating to “Controls and Procedures” in this Form 8-K which would normally be found under Part I, Item 4 of a Form 10-Q because, due to the ongoing investigation,  the evaluation of such controls and procedures is ongoing.  Additionally, the Company has not provided any of the certifications which would be required in the filing of a Form 10-Q.

The Company’s financial and other information for the quarters ended June 30, 2003 and September 30, 2003, are attached as Exhibits 99.1 and 99.2 hereto, and are incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Not applicable.

(b)  Not applicable.

(c)  Exhibits.

99.1     Financial and Other Information for the Quarter Ended June 30, 2003.

99.2     Financial and Other Information for the Quarter Ended September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCER CORPORATION

Date: December 5, 2003	By:	/s/ GEORGE F. SCHROEDER
George F. Schroeder
Chief Executive Officer